Exhibit 99.1

For Immediate Release
Contact: Vicki Contavespi T+ 571-209-7660 Vicki.contavespi@icxt.com

ICx Technologies Board Authorizes Share Buyback

WASHINGTON (March 19, 2008) — ICx Technologies (NASDAQ: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, announced today a resolution of the executive committee of its Board of Directors to authorize the repurchase of up to 1 million shares of its common stock in the open market from time to time according to parameters to be determined by the company.

About ICx Technologies™

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. By leveraging our unparalleled technical expertise, ICx pioneers the integration of these advanced sensors into effective security and commercial solutions.

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements, including statements relating to ICx Technologies’ plans, objectives and expectations for future operations, are uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by ICx Technologies. You should consider the risk factors described in ICx Technologies’ prospectus as filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 8, 2007, as well as other filings.

The above mentioned repurchase authorization does not guarantee that any shares authorized for repurchase will be repurchased at or above the market price on the date of authorization or announcement, or that such repurchase will occur to the full extent authorized, or that repurchase of any shares will result. Among other things, the authorized repurchase may be subject to restrictions pursuant to applicable law and rules and regulations of the SEC concerning the timing, method and amount of share repurchases. The authorized repurchase may be subject to delay or cancellation if necessary to comply with restrictions on trading relating to material non-public information.

ICx Technologies undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

All trademarks, registered trademarks and service marks are the property of their respective owners.